Exhibit 99.1
SelectQuote Names Ryan Clement as Chief Financial Officer
02/22/2023
Clement has served as Interim CFO since May 2022
OVERLAND PARK, Kan.--(BUSINESS WIRE)-- SelectQuote, Inc. (NYSE: SLQT) today announced that the Board of Directors appointed Ryan Clement, SVP of Financial Planning & Analysis, to serve as the company’s Chief Financial Officer. Clement was named interim CFO in May 2022.
CEO Tim Danker commented, “Over the last year, Ryan has excelled as our Interim CFO and has demonstrated both the financial acumen and leadership qualities we are looking for in the company’s next permanent CFO. Ryan has played a critical role in our strategic redesign that has vastly improved SelectQuote’s operating results and financial stability and positions the company to execute on our objectives in the future. Ryan has won the full confidence of our Board, our leadership team, our associates, and our financial partners. I’m very excited to continue to work closely with Ryan to build upon our 38 years as a leader in insurance distribution and to continue to grow our rapidly developing healthcare services platform.”
Prior to joining SelectQuote in January 2022 as the SVP of Financial Planning & Analysis, Clement served as the CFO of Sifted (formerly VeriShip), a SaaS-based software technology company. Prior to Sifted, Ryan spent seven years at Edelman Financial Engines, one of the nation's largest registered investment advisory firms, where he served in various senior level finance and operational roles. Ryan earned his undergraduate and MBA degrees from the University of Missouri – Columbia.
Clement commented, “This is an exciting time for SelectQuote. As our results from our past four quarters have demonstrated, our strategy is working. We have worked hard over the past year to sharpen our focus on profitability and cashflow, and we feel great about the performance of each of our business segments. We have the partners, technology, and team to continue to help millions of Americans in even more ways.”
About SelectQuote:
Founded in 1985, SelectQuote (NYSE: SLQT) provides solutions that help consumers protect their most valuable assets: their families, health, and property. The company pioneered the model of providing unbiased comparisons from multiple, highly-rated insurance companies allowing consumers to choose the policy and terms that best meet their unique needs. Two foundational pillars underpin SelectQuote’s success: a strong force of highly-trained and skilled agents who provide a consultative needs analysis for every consumer, and proprietary technology that sources and routes high-quality leads.
With an ecosystem offering high touchpoints for consumers across Insurance, Medicare, Pharmacy, and Value-Based Care, the company now has four core business lines: SelectQuote Senior, SelectQuote Healthcare Services, SelectQuote Life, and SelectQuote Auto and Home. SelectQuote Senior serves the needs of a demographic that sees around 10,000 people turn 65 each day with a range of Medicare Advantage and Medicare Supplement plans. SelectQuote Healthcare Services is comprised of the SelectRx Pharmacy, a specialized medication management pharmacy, and Population Health, which proactively connects its members with best-in-class healthcare services that fit each member's unique healthcare needs. The platform improves health outcomes and lowers healthcare costs through proactive engagement and access to high-value healthcare solutions.
Investor Relations:
Sloan Bohlen
877-678-4083
investorrelations@selectquote.com
Media:
Matt Gunter
913-286-4931
matt.gunter@selectquote.com
Source: SelectQuote, Inc.